Exhibit 99.1

SoundThinking, Inc. Reports Second Quarter 2025 Financial Results

Company Reaffirms FY 2025 Revenue Guidance Range of $111.0 Million to $113.0 Million, Representing 10% Year-Over-Year Growth at the Midpoint

Company Reaffirms Expectation for ARR1 to Increase from $95.6 Million at the Beginning of 2025 to Approximately $110.0 Million at the Beginning of 2026

FREMONT, CA – August 12, 2025 – SoundThinking, Inc. (Nasdaq: SSTI), a leading public safety technology company, today reported financial results for the second quarter ended June 30, 2025.

Second Quarter 2025 Financial and Operational Highlights

•
Revenues decreased 4% to $25.9 million, compared to $27.0 million for the same quarter of 2024.
•
Gross profit decreased 14% to $13.8 million (53% of revenues), compared to $16.1 million (60% of revenues) for the same quarter of 2024.
•
GAAP net loss totaled $3.1 million, compared to GAAP net loss of $0.8 million for the same quarter of 2024.
•
Adjusted EBITDA1 totaled $3.4 million (13% of revenues), compared to $5.1 million (19% of revenues) for the same quarter of 2024.
•
Went “live” with ShotSpotter in four new cities and one new university and expanded with four existing customers.
•
Repurchased 31,570 shares of common stock for approximately $0.5 million as part of an existing share repurchase program.

1 See the section below titled “Non-GAAP Financial Measures and Key Business Metrics” for more information about Adjusted EBITDA and its reconciliation to GAAP net income (loss) and more information about Annual Recurring Revenue (ARR).

Management Commentary

“We are making steady and meaningful progress on our transformation into a broader public safety technology company.” said President and CEO Ralph Clark. “We believe our early investments in technology, innovation and talent are bearing fruit and positioning us for long-term profitable growth and impact. We are focused on building a business that creates measurable value for our shareholders, work colleagues, customers and the communities they serve.”

“As expected, our second quarter revenues dipped compared to the first quarter of 2025 and declined by 4% on a year-over-year basis due primarily to the non-renewal of our contract with the City of Chicago. Importantly, we are reaffirming our full year 2025 revenue guidance range of $111.0 million to $113.0 million and Adjusted EBITDA margin guidance range of 20% to 22%.”

“We are intentionally managing our expenses while we scale our solutions to build a resilient business capable of thriving in a rapidly evolving global landscape. We are particularly keen on our embrace of AI capabilities to enhance our customer-facing product intelligence, boost developer productivity and automate key internal processes. It has already improved the way we build, deploy, scale and support our technology. We believe our focused commitment to these strategic priorities will pay dividends in client retention and expansion into new verticals as we look to expand on our leadership position in the public safety and security technology market. We remain confident in our path to ultimately achieve our long-term financial targets of 70% gross margin and 40% Adjusted EBITDA margin while growing topline revenue at 15% per year.”

Second Quarter 2025 Financial Results

Revenues for the second quarter of 2025 were $25.9 million, compared to $27.0 million for the same quarter of 2024. The decrease of $1.1 million in revenues was primarily due to approximately $2.8 million related to the non-renewal of our contract with the City of Chicago, offset by the $1.9 million increase related to new bookings and expansions with existing customers.

Gross profit for the second quarter of 2025 was $13.8 million (53% of revenues), compared to $16.1 million (60% of revenues) for the same period in 2024. Gross margin was lower, as expected, primarily related to additional maintenance of existing ShotSpotter deployments and expenses related to licensing of software for the NYPD that is not yet offset by any revenue from the execution of a related new sublicensing contract with the NYPD. We expect to enter into the new sublicensing contract in the third quarter of 2025 and anticipate receiving catch-up revenue related to the additional costs of revenues that were present in the second quarter of 2025.

Total operating expenses for the second quarter of 2025 were $16.7 million, compared to $16.1 million for the same period in 2024. Total operating expenses remained relatively flat year over year, even with investments in AI modeling and tools to enhance the capabilities of our SafePointe solution, because the $0.6 million increase in comparison was primarily due to a $0.6 million adjustment in fair value of contingent consideration recognized in the second quarter of 2024 related to the SafePointe acquisition which reduced the reported second quarter operating expenses in 2024.

Net loss for the second quarter of 2025 totaled $3.1 million or $(0.24) per basic and diluted share (based on 12.7 million basic and diluted weighted-average shares outstanding), compared to net loss of $0.8 million or $(0.06) per basic and diluted share (based on 12.8 million basic and diluted weighted-average shares outstanding) for the same period in 2024.

Adjusted EBITDA for the second quarter of 2025 totaled $3.4 million, compared to $5.1 million in the same period last year. The lower Adjusted EBITDA was primarily due to the delayed software sublicensing contract with the NYPD, increased cost of revenue related to maintenance activities and our investments in enhancing our AI capabilities.

At quarter end, the company had $9.0 million in cash and cash equivalents, $30.7 million in accounts receivable and contract assets, net, $43.5 million in deferred revenue, $4.0 million in debt related to borrowings to partially fund the SafePointe, LLC acquisition in the third quarter of 2023 and approximately $21.0 million available on its credit facility.

The company repurchased 31,570 shares of its common stock at an average price of $14.84 per share for approximately $0.5 million under its existing share repurchase program.

Financial Outlook

The company reaffirmed its full-year 2025 revenue guidance range of $111.0 million to $113.0 million, representing 10% year-over-year growth at the midpoint. The company also reaffirmed its Adjusted EBITDA margin guidance range of 20% to 22% for the full year 2025 and reaffirmed its expectation for ARR to increase from $95.6 million at the beginning of 2025 to approximately $110.0 million at the start of 2026.

“We expect to deliver both revenue growth and increased profitability in 2025 and beyond,” added Clark. “Our transformation from a domestic ShotSpotter business to a global diversified SafetySmart platform company is well underway. Our long-term financial targets of 70% gross margin and 40% Adjusted EBITDA margin, while growing topline revenue at 15% per year, are intact as we remain confident in the enduring success of ShotSpotter and accelerating adoption of our broader SafetySmart platform across domestic and international markets.”

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below. The company has not reconciled its Adjusted EBITDA outlook to GAAP net income (loss) due to the uncertainty and variability of interest income (expense), income taxes, depreciation and amortization, stock-based compensation expenses, and acquisition-related expenses, including any adjustments to the company’s contingent consideration obligation, which are reconciling items between Adjusted EBITDA and GAAP net income (loss). Because the company cannot reasonably predict such items, a reconciliation to forecasted GAAP net income (loss) is not available without unreasonable effort. Such items could have a significant impact on the calculation of GAAP net income (loss). For more information, see “Non-GAAP Financial Measures and Key Business Metrics” below.

Conference Call

SoundThinking will hold a conference call today, August 12, 2025 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

SoundThinking management will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-407-8029

International dial-in: 1-201-689-8029

Conference ID: 13754600

A live audio webcast of the conference call will be available in listen-only mode simultaneously and available for replay via the investor relations section of the company’s website at www.soundthinking.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through Tuesday, August 26, 2025.

U.S. replay dial-in: 1-877-660-6853

International replay dial-in: 1-201-612-7415

Replay ID: 13754600

Non-GAAP Financial Measures and Key Business Metrics

Adjusted Net Income (Loss): Adjusted net income (loss), a non-GAAP financial measure, represents the company’s net income (loss) before adjustments to the company's contingent consideration obligation, restructuring expense and loss from disposal of fixed assets.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net income (loss) before interest (income) expense, income taxes, depreciation, amortization and impairment, restructuring costs and losses on restructuring related fixed asset disposals, stock-based compensation expense and adjustments to the company's contingent consideration obligation. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for its solutions. In particular, the exclusion of these expenses in calculating Adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

SoundThinking believes adjusted net income (loss) and Adjusted EBITDA also provide useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. For example, SoundThinking adjusts EBITDA for stock-based compensation expense and acquisition-related expenses because such expenses often vary for reasons that are generally unrelated to financial and operational performance in a particular period. Stock-based compensation is utilized by SoundThinking to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period’s financial performance measures, in particular net income (loss), or its other GAAP financial results.

The following table presents a reconciliation of GAAP net loss, the most directly comparable GAAP measure, to adjusted net loss, for each of the periods indicated (in thousands, except share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
GAAP net loss	$(3,120)	$(752)	$(4,604)	$(3,661)
Less:
Restructuring expense	—	346	—	346
Loss on disposal of fixed assets	—	5	—	5
Change in fair value of contingent consideration	—	(554)	—	(554)
Adjusted net loss	$(3,120)	$(955)	$(4,604)	$(3,864)
Adjusted net loss per share, diluted	$(0.24)	$(0.07)	$(0.36)	$(0.30)
Weighted average shares used in computing adjusted net loss per share, basic and diluted	12,712,191	12,792,952	12,680,456	12,781,910

The following table presents a reconciliation of GAAP net loss, the most directly comparable GAAP measure, to Adjusted EBITDA for each of the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
GAAP net loss	$(3,120)	$(752)	$(4,604)	$(3,661)
Less:
Interest expense, net	20	61	32	183
Income taxes	86	234	186	348
Depreciation and amortization	2,498	2,518	4,968	5,055
Restructuring expense	—	346	—	346
Loss on disposal of fixed assets	—	5	—	5
Stock-based compensation expense	3,841	3,146	7,245	6,073
Change in fair value of contingent consideration	—	(554)	—	(554)
Impairment of property and equipment	36	106	73	358
Adjusted EBITDA	$3,361	$5,110	$7,900	$8,153

Annual Recurring Revenue (ARR): ARR is calculated for a year based on the expected GAAP revenue for the year from contracts that are in effect on January 1st of such year, assuming all such contracts that are due for renewal during the year renew as expected on or near their renewal date, and including contracts executed during the year after January 1st, but for which GAAP revenue recognition starts January 1st of the year. ARR is used by management internally to provide a clearer picture of its sustainable revenue base. SoundThinking believes ARR provides useful information to investors and others in understanding and evaluating growth of its recurring services because recurring revenue is particularly relevant for businesses operating under a subscription model, where customer retention and contract renewals play a significant role in long-term financial performance.

Forward-Looking Statements

This press release and earnings call referencing this press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the company’s guidance for 2025 revenue and Adjusted EBITDA, the company’s long-term targets for gross margin, Adjusted EBITDA margin and revenue growth, the company's expectations for the increase in its ARR, , the company’s belief its strategic investments will pay dividends in client retention and expansion into new verticals, the company’s expectations for entering into a sublicensing contract with the NYPD in the third quarter of 2025 and receiving catch-up revenue, the company’s long-term financial targets and the company’s expectations for accelerating adoption of the company’s SafetySmart platform across domestic and international markets. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," or variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the company’s ability to maintain and increase sales, including sales of the company’s newer product lines; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the potential effects of negative publicity; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; the company’s ability to maintain and enhance its brand; and the company’s ability to address the business and other impacts and uncertainties associated with macroeconomic factors, including tariffs and trade measures, as well as other risk factors included in the company’s most recent annual report on Form 10-K and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this press release and the earnings call referencing this press release as a result of new information, future events or changes in its expectations.

About SoundThinking, Inc.

SoundThinking, Inc. (Nasdaq: SSTI) is a leading public safety technology company that delivers AI- and data-driven solutions for law enforcement, civic leadership, and security professionals. SoundThinking is trusted by more than 300 customers and has worked with approximately 2,100 agencies to drive more efficient, effective, and equitable public safety outcomes. The company’s SafetySmartTM platform includes ShotSpotter®, the leading acoustic gunshot detection system; CrimeTracerTM, the leading law enforcement search engine; CaseBuilderTM, a one-stop investigation management system; ResourceRouterTM, software that directs patrol and community anti-violence resources to help maximize their impact; SafePointe®, an AI-based weapons detection system; and PlateRanger powered by Rekor, a leading ALPR solution. SoundThinking has been designated a Great Place to Work®company.

Company Contact:

Alan Stewart, CFO

SoundThinking, Inc.

+1 (510) 794-3100

astewart@soundthinking.com

Investor Relations Contacts:

Ankit Hira

Solebury Strategic Communications for SoundThinking, Inc.

+1 (203) 546 0444

ahira@soleburystrat.com

SoundThinking, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues	$25,889	$26,960	$54,238	$52,370
Costs
Cost of revenues	12,058	10,781	23,776	21,052
Impairment of property and equipment	36	106	73	358
Total costs	12,094	10,887	23,849	21,410
Gross profit	13,795	16,073	30,389	30,960

Operating expenses
Sales and marketing	6,525	7,322	13,784	14,434
Research and development	3,746	3,468	7,811	7,028
General and administrative	6,467	5,880	12,941	12,710
Change in fair value of contingent consideration	—	(554)	—	(554)
Total operating expenses	16,738	16,116	34,536	33,618
Operating loss	(2,943)	(43)	(4,147)	(2,658)
Other expense, net
Interest expense, net	(20)	(61)	(32)	(183)
Other expense, net	(71)	(414)	(239)	(472)
Total other expense, net	(91)	(475)	(271)	(655)
Loss before income taxes	(3,034)	(518)	(4,418)	(3,313)
Provision for income taxes	86	234	186	348
Net loss	$(3,120)	$(752)	$(4,604)	$(3,661)
Net loss per share, basic and diluted	$(0.24)	$(0.06)	$(0.36)	$(0.29)
Weighted-average shares used in computing net loss per share, basic and diluted	12,712,191	12,792,952	12,680,456	12,781,910

SoundThinking, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$8,950	$13,183
Accounts receivable and contract assets, net	30,743	25,464
Prepaid expenses and other current assets	4,816	4,881
Total current assets	44,509	43,528
Property and equipment, net	19,915	20,131
Operating lease right-of-use assets	1,643	1,878
Goodwill	34,213	34,213
Intangible assets, net	31,266	33,182
Other assets	3,230	3,861
Total assets	$134,776	$136,793
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,348	$3,442
Accrued expenses and other current liabilities	7,153	10,216
Line of credit	4,000	4,000
Deferred revenue, short-term	38,479	38,401
Total current liabilities	52,980	56,059
Deferred revenue, long-term	5,051	5,832
Deferred tax liability	1,378	1,361
Operating lease liabilities, net of current portion	846	1,142
Total liabilities	60,255	64,394
Stockholders' equity
Common stock: $0.005 par value; 500,000,000 shares authorized; 12,788,631 and 12,634,485 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	64	64
Additional paid-in capital	183,719	177,021
Accumulated deficit	(108,902)	(104,298)
Accumulated other comprehensive loss	(360)	(388)
Total stockholders' equity	74,521	72,399
Total liabilities and stockholders' equity	$134,776	$136,793